Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

DENVER — May 3, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced first quarter 2012 financial results.

Highlights Include:

•                  OIL & GAS SALES OF $79.9 MILLION, A 499% INCREASE

•                  ADJUSTED EBITDA OF $53.7 MILLION, 611% GROWTH

Q1-12 Financial Results

For the quarter-ended March 31, 2012, the Company reported oil and gas sales of $79.9 million, as compared to $13.3 million during the same period in 2011, a 499% increase and a Company record.  Kodiak reported an overall 474% increase in quarter-over-quarter equivalent sales volumes of 963 thousand barrels of oil equivalent (BOE), or an average of 10,578 BOE per day during the first quarter 2012, as compared to 168 thousand BOE, or an average of 1,864 BOE per day (BOE/d) in the same period in 2011, not including flared gas. Crude oil revenue accounted for approximately 96% of oil and gas sales in the first quarter 2012.

For the first quarter 2012, the Company reported net income of $1.7 million, or $0.01 per basic and diluted share, compared with a net loss of $7.2 million, or $0.04 per basic and diluted share, for the same period in 2011.  The net income calculation for the first quarter 2012 includes an unrealized loss of $18.6 million related to the mark-to-market of derivative instruments used for commodity hedging.  This non-cash loss decreased Kodiak’s reported net income for the first quarter 2012 by $0.07 per basic and diluted share.  Detailed disclosure of the Company’s derivative contracts is available in its Filing on Form 10-Q for the quarter-ended March 31, 2012.

As a result of the significant oil and gas property acquisitions and related financings during 2011, interest expense for the first quarter 2012 was $4.6 million, as compared to interest income of $33 thousand for the same period in 2011.  Included in interest expense was a $3.0 million prepayment penalty to terminate the Company’s Second Lien Credit Agreement.

Adjusted EBITDA, a non-GAAP measure, was $53.7 million for the quarter-ended March 31, 2012, as compared to $7.6 million in the same period in 2011, a 611% increase and another Company record.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) amortization of deferred financing costs, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vii) pre-tax unrealized gains and losses on foreign currency, and (viii) pre-tax unrealized gain and losses on commodity price risk management activities.

During the first quarter of 2012, Kodiak drilled 14 gross (12.1 net) operated wells and completed 12 gross (8.0 net) operated wells, and as of March 31, 2012, Kodiak had 14 gross (12.6 net) operated wells waiting on completion.  The Company reported that $151 million was invested for the drilling and completion of wells and for infrastructure in the Williston Basin during the first quarter 2012.   During the first quarter 2012, $6.8 million was invested in acquiring undeveloped leasehold in its core operating areas, excluding the $638 million related to the January 2012 closing of Kodiak’s latest Williston Basin acquisition discussed below.

On January 10, 2012, and concurrent with the closing of the Company’s January 2012 acquisition of producing properties, undeveloped leasehold and other assets for total consideration of $638 million, including closing adjustments, the Company terminated the second lien credit agreement and repaid all of the debt outstanding thereunder.  The borrowing base for the $750 million first lien credit facility is currently $225 million, which was re-affirmed on April 1, 2012.  As of May 3, 2012, the Company’s long term debt was $680 million consisting of $650 million in senior notes and $30 million in borrowings under its credit facility.

Expense Analysis

The increase in total general and administrative expense (G&A) for the first quarter, as compared to the prior-year period, is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations and operated rig count.  The Company had 74 employees as of March 31 2012, as compared to 40 employees as of March 31, 2011.  Included in the G&A expense is a non-cash, stock-based compensation charge of $2.5 million for the first quarter of 2012, as compared to $1.5 million in the prior-year period.  The Company reported a 16% decrease in total G&A per BOE during the first quarter 2012, as compared to fourth quarter 2011.

The increase in lease operating expense (LOE) for the first quarter, as compared to the year-ago period, is attributed to additional production expense associated with a growing number of producing wells.  Severance taxes were also higher due to increased oil and gas revenues during the 2012 period, as compared to the 2011 period.  The Company reported a 30% decrease in LOE per BOE during the first quarter 2012, as compared to fourth quarter 2011.

The largest component of LOE in the Williston Basin operations is the disposal of water used in the well completion operations, the majority of which has been transported by truck to third-party disposal facilities.  The Company is actively addressing water disposal costs by connecting wells to third-party pipelines, drilling water disposal wells in producing areas and constructing water gathering systems where appropriate.  As existing and future wells are connected to water gathering systems, LOE is projected to decrease on a per-unit basis.

The increase in depletion, depreciation, amortization and accretion expense for the first quarter of 2012 is primarily due to significant acquisitions of proved producing reserves during late 2011 and early 2012, and to an increase in sales volumes.

In addition to the interest discussion above, Kodiak capitalized interest costs of $12.5 million for the first quarter of 2012 and $1.1 million for the prior-year period.  Going forward, in 2012, Kodiak expects to capitalize the majority of the interest costs related to its senior notes.

The following table summarized the Company’s costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				% Change
Unit Cost Analysis	Q1-12	Q4-11	Q1-11	Sequential	Q-o-Q

Sales Volumes in Barrels of Oil Equivalent (BOE)	962,606	661,908	167,762	45%	474%
Average Price Received Oil ($ Bbl)	$87.43	$85.35	$82.72	2%	6%
Average Price Received Gas ($ Mcf)	6.19	8.00	5.04	-23%	23%
Lease Operating Expense ($ BOE)	7.05	10.08	5.97	-30%	18%
Production Tax ($ BOE)	8.83	8.69	9.05	2%	-2%
DD&A Expense ($ BOE)	27.32	25.71	22.18	6%	23%
Gathering, Transportation & Marketing Expense ($ BOE)	2.09	1.43	0.33	46%	533%
Total G&A Expense ($ BOE)	8.20	9.71	28.12	-16%	-71%
Non-cash Stock-based Compensation Expense ($ BOE)	$2.53	$2.55	$9.17	-1%	-72%

Interim Operations Update

Williston Basin Drilling and Completion Update

As of April 30, 2012, Kodiak operated, or had an interest in, a total of 160 gross (65.9 net) producing wells, owned 157,000 net leasehold acres, operated six drilling rigs, with a seventh scheduled to be in the field by late May 2012 and six workover rigs and has contracted one full-time, 24-hour dedicated completion spread with a second, 24-hour crew scheduled to commence completion activities in mid-May and to continue as needed.  Additionally, the Company continues to participate in several non-operated wells.  Average production for March 2012 was approximately 12,500 BOE/d.

The following table summarizes the Company’s completion activities for the first quarter of 2012:

Kodiak Oil & Gas Corp.

Q1 2012 Bakken and Three Forks Completion Activities

					Production Volumes (BOE/d)
Well Name	WI / NRI (%)	Formation	Length of Lateral		IP 24 Hour Test	30 Day Cum	60 Day Cum
Dunn County, ND
Skunk Creek 2-8-17-14H3	44 / 38	Three Forks	9,354	’	2,680	1,277	1,048
Skunk Creek 9-2-3-5H	99 / 81	Bakken	9,240	’	2,174	912	—
Charging Eagle 15-14-11-4H	60 / 49	Bakken	9,209	’	2,429	921	—
Charging Eagle 15-14-24-16H	60 / 49	Bakken	8,695	’	1,716	646	—
Williams and McKenzie Counties, ND
Grizzly 149-104-15-12-1-2H	78 / 64	Bakken	8,632	’	1,026	—	—
Grizzly 3-25-13-3H	86 / 71	Bakken	10,075	’	508	—	—
Grizzly 3-25-36-15H	90 / 74	Bakken	9,407	’	689	401	—
Pankowski 4-6H	61 / 49	Three Forks	8,860	’	1,588	—	—
Long 112-1H	73 / 56	Bakken	9,583	’	1,978	1,017	908
Lind 211-1H	70 / 54	Bakken	9,563	’	1,419	704	560
Mildred 94-1H	45 / 35	Bakken	10,041	’	1,396	495	427
State 1621-1H	36 / 28	Bakken	8,926	’	1,658	525	446
Non-Operated: Dunn County, ND
FBIR Darcie 34X-10 (1)	44 / 36	Bakken	9,494	’	1,561	N/A	N/A
FBIR IronWoman 21X-10(1)	50 / 41	Bakken	9,467	’	2,355	N/A	N/A
FBIR WalterPacksWolf 31X-12	50 / 41	Bakken	9,217	’	1,290	N/A	N/A
FBIR YellowWolf 21X-10	50 / 41	Bakken	9,720	’	1,445	N/A	N/A
FBIR GuyBlackHawk 24X-27	50 / 41	Bakken	9,221	’	Well on Confidential Status

(1) Wells completed in Q4 2011

Commenting on financial and operational results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “Last week, we disclosed our first quarter production and provided specific details regarding production and operations.  More importantly, the Company is well-positioned for significant growth in production and cash flow in the second quarter and into the second half of 2012.  We previously announced the factors that affected our first quarter 2012 production. Due to the impact of those issues, we are revising the lower end of the range of our guidance to 17,000 BOE/d average for the year, with the upper end remaining at the previously announced 21,000 BOE/d. This broadening of our range is not reflective of the quality of our acreage or our wells, but instead reflects timing uncertainties associated with bringing our wells on to production. Accordingly, we are not altering our projected 2012 exit rate of 27,000 BOE/d.  We have 14 gross (12.6 net) operated wells that we anticipate completing in the second quarter.  Two of the wells are already completed and are flowing back.  Completion work with our dedicated frac crew is underway on our second two-well pad.  Both of these wells have cemented liners and we are utilizing the zipper frac technique for operational efficiency.  Given the heightened activity levels, we believe we can deliver meaningful growth in oil and gas sales, adjusted EBITDA and net income for the remainder of the year.”

Q1-12 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 4, 2012 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q1-12 Financial and Operating Results Conference Call

Date:	Friday, May 4, 2012
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 257-3168 (US/Canada) and (706) 643-3820 (International); Passcode: 70947517
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=86403
Replay:	Available through Friday, May 11, 2012 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 70947517 and for 30 days at www.kodiakog.com

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to: exploration and development plans; drilling plans and expectations; expectations regarding the addition of a seventh rig in May 2012; expectations regarding availability and benefits of infrastructure; the estimated costs to drill and complete wells and the Company’s expectations regarding potential improvements in its ability to execute its completion activities; the future performance of our oil & gas properties, including well production, and trends in well performance; expectations regarding improvements in per unit lease operating expenses; the  expectations regarding the amount and trends in production, oil and gas revenue, production, cash flows, sales, financial metrics and proved oil and gas reserves in future periods; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the quarter-ended March 31, 2012.

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$24,905	$81,604
Cash held in escrow	—	12,194
Accounts receivable
Trade	37,348	28,835
Accrued sales revenues	38,183	21,974
Commodity price risk management asset	688	—
Inventory, prepaid expenses and other	20,012	24,294
Total Current Assets	121,136	168,901

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	1,117,174	598,065
Unproved oil and gas properties	556,642	263,462
Wells in progress	76,280	78,505
Equipment and facilities	16,115	11,186
Less-accumulated depletion, depreciation, amortization, and accretion	(161,594)	(135,586)
Net oil and gas properties	1,604,617	815,632

Cash held in escrow	—	691,764
Commodity price risk management asset	426	—
Property and equipment, net of accumulated depreciation of $727 at March 31, 2012 and $618 at December 31, 2011	1,418	1,276
Deferred financing costs, net of accumulated amortization of $15,669 at March 31, 2012 and $15,029 at December 31, 2011	21,435	21,904

Total Assets	$1,749,032	$1,699,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$138,970	$78,402
Accrued interest payable	18,775	5,808
Commodity price risk management liability	20,220	11,925
Total Current Liabilities	177,965	96,135

Noncurrent Liabilities:
Credit facilities	—	100,000
Senior notes	650,000	650,000
Commodity price risk management liability	21,470	10,035
Asset retirement obligations	4,975	3,627
Total Noncurrent Liabilities	676,445	763,662

Total Liabilities	854,410	859,797

Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 263,530,643 shares as of March 31, 2012 and 257,987,413 shares as of December 31, 2011	997,268	944,070
Accumulated deficit	(102,646)	(104,390)

Total Stockholders’ Equity	894,622	839,680

Total Liabilities and Stockholders’ Equity	$1,749,032	$1,699,477

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues:
Oil sales	$76,814	$13,020
Gas sales	3,122	314
Total revenues	79,936	13,334

Operating expenses:
Oil and gas production	17,300	2,574
Depletion, depreciation, amortization and accretion	26,295	3,721
General and administrative	7,898	4,718
Total operating expenses	51,493	11,013

Operating income	28,443	2,321

Other income (expense):
Loss on commodity price risk management activities	(23,340)	(9,692)
Interest income (expense), net	(4,627)	33
Other income	1,268	103
Total other income (expense)	(26,699)	(9,556)

Net income (loss)	$1,744	$(7,235)

Net income (loss) per common share:
Basic	$0.01	$(0.04)
Diluted	$0.01	$(0.04)

Weighted average common shares outstanding:
Basic	262,660,642	178,451,574
Diluted	266,586,016	178,451,574

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$1,744	$(7,235)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	26,295	3,721

Amortization of deferred financing costs	640	187
Unrealized loss on commodity price risk management activities, net	18,616	9,350
Stock-based compensation	2,435	1,539
Changes in current assets and liabilities:
Accounts receivable-trade	(8,513)	1,474
Accounts receivable-accrued sales revenue	(16,209)	12
Prepaid expenses and other	(924)	(295)
Accounts payable and accrued liabilities	28,657	(1,589)
Accrued interest payable	467	(12)
Cash held in escrow	3,343	—
Net cash provided by operating activities	56,551	7,152

Cash flows from investing activities:
Oil and gas properties	(704,344)	(22,423)
Prepaid tubular goods	—	(10,084)
Equipment, facilities and other	(10,329)	(618)
Cash held in escrow	30,000	—
Net cash used in investing activities	(684,673)	(33,125)

Repayments under credit facilities	(100,000)	—
Proceeds from the issuance of common shares	1,108	947
Cash held in escrow	670,615	—
Debt and share issuance costs	(300)	(17)
Net cash provided by financing activities	571,423	930

Decrease in cash and cash equivalents	(56,699)	(25,043)

Cash and cash equivalents at beginning of the period	81,604	101,198

Cash and cash equivalents at end of the period	$24,905	$76,155

Supplemental cash flow information:
Oil & gas property accrual included in	$84,452	$11,589
Accounts payable and accrued liabilities

Oil & gas property acquired through common stock	$49,798	$—

Cash paid for interest	$3,536	$1,124

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months ended March 31, 2012 and 2011 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three months ended March 31,
	2012	2011
Reconciliation of Adjusted EBITDA:
Net income	$1,744	$(7,235)
Add back:
Depreciation, depletion, amortization and accretion	26,295	3,721
Amortization of deferred financing costs	640	187
Unrealized (gain) / loss on commodity price risk management activities	18,616	9,350
Stock based compensation expense	2,435	1,539
Interest expense	4,001	—
Adjusted EBITDA	$53,731	$7,562